Exhibit 5.1

Date 19 September, 2014

Horizon Pharma plc

Adelaide Chambers

Peter Street

Dublin 8

Horizon Pharma plc (f/k/a Vidara Therapeutics International plc) (the “Company”)

Dear Sirs and Madams

We are acting as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed offer and sale of up to to an aggregate of 31,350,000 ordinary shares, par value $0.0001 (the Selling Shareholders’ Shares), from time to time at indeterminate prices by the selling shareholders, pursuant to a Registration Statement on Form S-3 (the Registration Statement) filed by the Company under the Securities Act of 1933, as amended (the Securities Act) on September 19, 2014, the related prospectus dated September 19, 2014 included in the Registration Statement (the Base Prospectus), and the prospectus supplement relating to the Selling Shareholders’ Shares to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the Prospectus Supplement, and together with the Base Prospectus, the Prospectus).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Selling Shareholders’ Shares have been issued in accordance with such resolutions and authorities.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, we are of the opinion that the Selling Shareholders’ Shares have been duly authorised and are validly issued, fully paid and are not subject to calls for any additional payments (“non-assessable”).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to a Current Report of the Company on Form 8-K and to the reference to our firm under the caption “Validity of Share Capital” in the Prospectus that is a part of the Registration Statement.

Yours faithfully

/s/ A & L Goodbody

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